NOTIFICATION OF THE REMOVAL FROM LISTING AND REGISTRATION OF THE STATED SECURITIES The New York Stock Exchange hereby notifies the SEC of its intention to remove the entire class of the stated securities from listing and registration on the Exchange at the opening of business on October 13, 2008, pursuant to the provisions of Rule 12d2-2 (a). [ X ] 17 CFR 240.12d2-2(a)(3) That on September 29, 2008 the instruments representing the securities comprising the entire class of this security came to evidence, by operation of law or otherwise, other securities in substitution therefore and represent no other right except, if such be the fact, the right to receive an immediate cash payment. Pursuant to the share consolidation/conversion of Triarc Companies, Inc. which became effective on September 29, 2008, each share of Class B Common Stock of Triarc Companies, Inc. was converted into the right to receive one share of Class A Common Stock of Triarc Companies, Inc. (Name changed to Wendy's/Arby's Group, Inc. ) on a share for share basis. The Exchange also notifies the Securities and Exchange Commission that as a result of the above indicated conditions this security was suspended from trading on September 30, 2008. * The Class B Common Stock was listed on August 19, 2003 under the name Triarc Companies, Inc.